EXHIBIT 23.1

CONSENTS

We hereby consent to the references made to us, and to the use of our names, in this Registration Statement including the prospectus filed as a part thereof.

/s/ Stephen E. Pickett
Stephen E. Pickett

/s/ Barbara E. Mathews
Barbara E. Mathews

August 14, 2009